Exhibit 99.1

Scott Olivet Elected to Payless ShoeSource, Inc. Board of Directors

          TOPEKA, Kan., Sept. 25 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today announced that D. Scott Olivet has been elected to its Board of Directors, with a term to expire in 2009.

          Mr. Olivet, age 44, is the Chief Executive Officer and Director of Oakley, Inc.  He has served in such capacity since October 2005.

          From August 2001 to September 2005, he served as Nike Inc.’s Vice President, Nike Subsidiaries and New Business Development where he led, developed and executed the company’s multi-branding strategy including the Cole Haan, Converse, Hurley, Starter and Bauer-Nike Hockey brands. Prior to Nike, Mr. Olivet served as Gap. Inc.’s Senior Vice President of Real Estate, Store Design and Construction, responsible for the Gap, Banana Republic and Old Navy brands from 1998 to 2001. He worked with Bain & Company from 1984 to 1998, serving as a partner and head of the firm’s worldwide practice in organizational effectiveness and change management from 1993 to 1998.

           “We are pleased that Scott Olivet has joined the Payless ShoeSource Board of Directors,” said Matthew E. Rubel, Chief Executive Officer and President of Payless ShoeSource, Inc. “ He is widely respected for his long career of successful retail and brand leadership. He applies a high degree of rigor and analysis to his strategic thinking, which extend across multiple retailing disciplines.”

          With the addition of Mr. Olivet, the Payless ShoeSource Board of Directors now consists of ten Directors, including nine independent Directors.

          Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere, dedicated to democratizing fashion and design in footwear and accessories and inspiring fun, fashion possibilities for the family at a great value.  As of the end of the second quarter 2006 (period ending July 29, 2006), the Company operated a total of 4,584 stores.  In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

SOURCE  Payless ShoeSource, Inc.
           -0-                                                  09/25/2006
           /CONTACT:  Ronald A. Cooperman of Payless ShoeSource, Inc., +1-785-295-6695/
           /Company News On-Call:  http://www.prnewswire.com/comp/136152.html/
           /Web site:  http://www.paylessinfo.com /